EXHIBIT (a)(1)(v)

Instructions for Withdrawal

of

Previously Tendered Common Shares of Beneficial Interest

of

Eaton Vance Municipal Bond Fund

If you tendered shares to Eaton Vance Municipal Bond Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 2,703,821 (i.e., up to 5%) of its issued and outstanding common shares of beneficial interest, with par value of $.01 per share (the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 6, 2025 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), and you wish to withdraw your tender of all or any of your Shares, please fill out the attached Notice of Withdrawal. If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), please contact that Nominee Holder to withdraw your tendered Shares.

1. Withdrawal. If you have tendered your Shares pursuant to the Offer, you may withdraw your Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal. If your Shares are registered in the name of your Nominee Holder, please contact that Nominee Holder to withdraw your tendered Shares.

2. Delivery of Notice of Withdrawal. Equiniti Trust Company, LLC (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., Eastern Time, on September 4, 2025 (the “Expiration Date”), or if the Offer period is extended, by the close of regular trading of the New York Stock Exchange on the newly designated expiration date (the later of September 4, 2025 and the latest time or date to which the Offer is extended is hereafter called the “Expiration Date”). The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Shares are registered in the name of your Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Shares on or before the Expiration Date. You should consult your Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

3. Procedures and Signatures. The Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. The Notice of Withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of The Depository Trust Company. If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

1

NOTICE OF WITHDRAWAL

of Common Shares of Beneficial Interest (“Shares”)

of

Eaton Vance Municipal Bond Fund

Previously Tendered

Pursuant to the Offer to Purchase Dated August 6, 2025

THE WITHDRAWAL DEADLINE IS 5:00 P.M., EASTERN TIME,

ON SEPTEMBER 4, 2025, UNLESS EXTENDED

This Notice of Withdrawal is Submitted to:

Equiniti Trust Company, LLC

via Email: Domenick.Apisa@Equiniti.com

If delivering by hand, mail, express mail, courier

or any other expedited service:

Equiniti Trust Company, LLC

55 Challenger Road

Suite #200

Ridgefield Park, New Jersey 07660

Attn: Reorganization Department

If delivering by facsimile transmission: 718-765-8758

DESCRIPTION OF SHARES WITHDRAWN
Name(s), Account Number(s) and Addresses of Registered Holder(s): (Please Fill in, if Blank, Exactly as Name(s) Appear(s) on Account Registration)	Number of Shares Withdrawn (Please check appropriate box below)*
1. All ☐ 2. Partial ☐ Number of Shares Withdrawn

* Unless otherwise indicated, it will be assumed that all Shares held in the Direct Registration System, including any Shares held in the Fund’s distribution reinvestment plan, are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Shares of Eaton Vance Municipal Bond Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company, in connection with its offer to purchase for cash up to 5% or 2,703,821 of its outstanding Shares, and you wish to withdraw some or all of the Shares tendered.

Signatures are required on the next page.

2

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date:	___________, 202____

Printed Names:

Capacity (full title):

Address:

3